Exhibit 10.6

CONTROL4 CORPORATION

11734 S. ELECTION ROAD

SALT LAKE CITY, UT  84020

May 19, 2018

Charlie Kindel

2100 W Lk Sammamish Pkwy SE

Bellevue, WA 98008

Dear Charlie:

Control4 Corporation (the “Company”) is pleased to offer you employment on the following terms:

1.Position.  Your initial title will be Senior Vice President, Products and Services, and you will report to the Company’s Chief Executive Officer, Martin Plaehn.  This is a full-time position.  While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.Cash Compensation.  The Company will pay you a starting salary at the rate of $320,000 per year (your “Base Salary”), payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings.  This salary will be subject to periodic review and adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.Employee Benefits.  As a regular employee of the Company, you will be eligible to participate in the standard Company-sponsored benefits offered to our U.S. employees, subject to the terms and conditions of such benefit plans.  In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4.Equity Awards.  In addition to the cash compensation mentioned above, you will be eligible to receive a one-time new-hire equity award as well as participate in the Company’s Tier III incentive compensation plans in effect from time to time.  Your initial eligible target equity incentive compensation is described in this Section below:

A.Restricted Stock Units.  Subject to the approval of the Company’s Board of Directors (the “Board”) or its Compensation Committee, you will be granted Restricted Stock Units of the Company’s Common Stock (each an “RSU”).  The RSU grants will be subject to the terms and conditions applicable to shares granted under the Company’s 2013 Stock Option Plan (the “Plan”), as described in the Plan and the applicable RSU Grant Agreement to be signed by you and the Company.  Vesting of each RSU will occur according to the schedule described in the applicable RSU Grant Agreement.  Initially you will be eligible to receive the following RSU grants:

1.

A one-time new hire RSU grant valued at $500,000 (the number of RSUs will be based on the closing price of CTRL stock on the last trading day of the month in which you begin your employment) (the “Special Initial RSU Grant”).  During your continued employment, these RSUs will vest proportionally, 25% on August 15, 2018, 25% on November 15, 2018, 25% on May 15, 2019, and 25% on November 15, 2019.

2.

A 2018 grant of RSUs valued at $250,000 (the number of RSUs will be based on the closing price of CTRL stock on the last trading day of the month in which you begin your employment).  These RSUs will vest over a three-year period.  One-third of these RSUs will vest on February 15, 2019, and the remaining two-thirds will vest quarterly on a pro-rata basis over the following two years.

B.Performance-Based Restricted Stock Units. Subject to the approval of the Company’s Board of Directors (the “Board”) or its Compensation Committee, you will be granted Performance-Based Restricted Stock Units of the Company’s Common Stock (each a “PSU”).  The number of PSUs that become eligible for vesting (if any) will be determined at the end of the year based upon the Company’s performance against certain Board-defined corporate objectives defined in the applicable PSU Grant Agreement (“PSU Objectives”).  Initially you will be eligible to receive the following PSU grants:

1.

A 2018 grant of PSUs valued at 60% of your annual cash compensation (the number of PSUs will be based on the closing price of CTRL stock on the last trading day of the month in which you begin your employment).  These PSUs will vest immediately following the conclusion of the annual 2018 Company financial performance review (usually around February 15th), if the applicable PSU Objectives are achieved at the end of 2018 (if the objectives are not achieved, then the PSUs expire).

2.A 2018 grant of PSUs valued at $250,000 (the number of PSUs will be based on the closing price of CTRL stock on the last trading day of the month in which you begin your employment).  These PSUs will vest over a three-year period following the conclusion of the annual 2018 Company financial performance review (usually around February 15th), if the applicable PSU Objectives are achieved (if the objectives are not achieved, then the PSUs expire).  If the applicable PSU Objectives are achieved, then one-third of these PSUs will vest on February 15, 2019 and the remaining two-thirds will vest quarterly on a pro-rata basis over the next two years.

5.Relocation Bonus. The Company shall reimburse you for up to $33,000 to cover the cost of relocation expenses you reasonably incur on or before January 1, 2020. The Company-provided relocation reimbursement bonus is conditioned upon your continued employment with the Company through the six-month anniversary of the date of your relocation.  In the event that you voluntarily leave the Company without Good Reason, as defined below, within six (6) months of your relocation, you will be responsible for repaying the relocation expenses in full within ten (10) days of your last day of work.

6.Commuting Expenses. During calendar years 2018 and 2019, the Company will pay the airfare and associated parking costs according to the Company travel policy to better enable your commute between your home and the Salt Lake City office on a weekly basis.  The Company and you agree that unless you are traveling on business, you will be in the Salt Lake City office for 4 to 4.5 regular business days per week.  During calendar years 2018 and 2019, the Company will also pay up to $3,000 per month for the rental of an apartment or condominium.

7.Proprietary Information and Inventions Agreement.  Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

8.Change in Control.  In the event you are employed with the Company at the time of a consummation of a Sale Event (as defined in the Plan), the Company shall accelerate the  vesting of the following equity awards such that all of the below-defined shares shall vest as of such date: (1) with respect to your awards other than the Special Initial RSU Grant, the greater of: (i) 50% of the total value of your granted, but as-yet unvested RSU and PSU shares (such acceleration to occur with the newest grants first to the oldest), or (ii) the total number of RSU and PSU shares scheduled to vest in the next twelve (12) months following the consummation of the Sale Event; and (2) 100% of any remaining unvested shares from the Special Initial RSU Grant.

9.Severance.  In the event you are terminated by the Company without Cause (as defined below) or resign for Good Reason (as defined below), you will be eligible to receive a  lump sum payment equal to six (6) months of your then-current Base Salary (the “Severance Payment”), and your vesting with respect to the RSUs, PSUs and other equity awards from the Company shall be accelerated such that you will vest in twelve (12) additional months of the RSUs and earned PSUs, provided in each case that you have signed the Company’s general release of claims (the “Release”) and the Release has become irrevocable and effective.  The Severance Payment shall be made within sixty (60) days of your termination date, provided the Release is effective at such time.

10.Severance in the Event of a Change in Control.  If, within ninety (90) days prior to or twelve (12) months after the consummation of a Sale Event, your employment is terminated by the Company without Cause or you terminate your employment for Good Reason, then subject to the signing of the Release and the Release becoming irrevocable and effective, all within sixty (60) days after your termination date, you shall be entitled to the Severance Payment and 100% of your RSUs, PSUs, and other equity awards from the Company shall be accelerated and vest.

“Cause” shall mean (i) your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) your commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to you by the Company; (iv) your gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (v) your material violation of this agreement or any provision of any agreement(s) between you and the Company relating to non-solicitation, nondisclosure and/or assignment of inventions.

“Good Reason” means (i) a material diminution in your base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company, (ii) a material diminution in your authority duties or responsibilities or (iii) a change of more than fifty (50) miles in the geographic location at which you provide services to the Company, provided, however, that in the event of the occurrence of a Good Reason condition listed above you must provide notice to the Company within ninety (90) days of the initial occurrence of such condition and allow the Company thirty (30) days in which to cure such condition.  Additionally, in the event the Company fails to cure the condition within the cure period provided, you must terminate employment with the Company within sixty (60) days of the end of the cure period.

11.Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

12.Indemnification and D&O Insurance. During the term of your employment with the Company,  the Company shall provide you its standard indemnification agreement for its directors and officers pursuant to its Bylaws. In addition, during the term of your employment with the Company, you will be named as an insured on the directors and officers liability insurance policy currently maintained, or as may be maintained by the Company from time to time, at the same level of coverage applicable to active directors and officers.

13.Tax Matters.

(a)Withholding.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)Tax Advice.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

14.Section 409A.  For purposes of this letter agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”).  Notwithstanding anything else provided herein, to the extent any payments provided under this letter agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral.  To the extent that any provision of this letter agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A.  Payments pursuant to this letter agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this letter agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

15.Interpretation, Amendment and Enforcement.  This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Utah law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Salt Lake County, Utah, in connection with any Dispute or any claim related to any Dispute.

* * * * *

We hope that you will accept our offer to join the Company.  You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me.  This offer, if not accepted, will expire at the close of business on May 25, 2018.  As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.  Your employment is also contingent upon your starting work with the Company on or before July 31, 2018 on a date to be mutually agreed by you and the Company.

If you have any questions, please call me directly.

Very truly yours,

CONTROL4 CORPORATION

By:

Title:

I have read and accept this employment offer:

Signature of Charlie Kindel

Dated:

Attachment
Exhibit A: Proprietary Information and Inventions Agreement